UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2026

Aquestive Therapeutics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-38599	82-3827296
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Technology Drive
Warren, NJ 07059
(908) 941-1900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
(Former name or former address, if changed since last report)

________________________________________________________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AQST	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 16, 2026, Aquestive Therapeutics, Inc. (the “Company”) and Lori J. Braender, Chief Legal Officer, Chief Compliance Officer and Corporate Secretary of the Company, agreed that Ms. Braender will step down from her Chief Legal Officer and Chief Compliance Officer roles and will no longer serve as an executive officer of the Company, effective April 2, 2026. Ms. Braender will remain employed by the Company performing transition services and will continue to receive her current base salary through May 7, 2026. She will also continue to serve as the Company’s Corporate Secretary through at least year-end.
In connection with her separation as our Chief Legal Officer and Chief Compliance Officer, the Company and Ms. Braender entered into a Termination of Executive Employment Agreement (“Separation Agreement”), dated effective as of March 16, 2026. Pursuant to the Separation Agreement, Ms. Braender will be entitled to: (i) a cash payment consisting of her pro rata target annual bonus for 2026; (ii) monthly payments for a period of twelve (12) months following May 7, 2026 equal to 1/12 of the sum of her base salary and target annual bonus as in effect prior to May 7, 2026; (iii) continuing coverage under the Company’s group health and life insurance plans (“Insurance Plans”) in which she was a participant immediately prior to April 2, 2026 and, following her termination of employment as Corporate Secretary, continuing coverage under such Insurance Plans, at the same levels and on the same terms and conditions as are provided to similarly situated executives for a twelve (12) month period; and (iv) full and immediate vesting on May 7, 2026 of any then unvested stock options, RSUs, SARs, Restricted Stock and other equity-based compensation awards, with any such stock options, SARs and other equity-based compensation awards remaining exercisable, as applicable, for at least five (5) years following the termination of her employment as Corporate Secretary or, if earlier, until the expiration of the stated term of the award, and with respect to any such unvested equity awards that are subject to a performance condition or performance period that ends at or after May 7, 2026, such awards will be assumed to have been achieved at target. Further, Ms. Braender will be entitled to severance protection in the event of her termination as Corporate Secretary by the Company without cause or by her for good reason, each in connection with a change in control of the Company, in accordance with the terms and conditions of her prior employment agreement with the Company dated as of September 10, 2018, provided that such severance benefits shall be calculated based on her base salary and target annual bonus in effect prior to May 7, 2026.
In connection with her continued service as Corporate Secretary, Ms. Braender and the Company entered into an employment agreement, dated effective as of March 16, 2026, pursuant to which Ms. Braender will be compensated for her services as Corporate Secretary of the Company at a base salary rate of $15,000 per month and will be eligible to continue to participate in employee benefit plans generally available to senior executives of the Company.
As previously announced, the Company has appointed Thomas A. Zalewski as Chief Legal Officer and Chief Compliance Officer, effective April 2, 2026, to succeed Ms. Braender. Mr. Zalewski brings to the Company extensive experience advising life sciences and healthcare companies on strategic, commercial, and regulatory matters, having served most recently as a Partner and Chair of the Healthcare and Life Sciences practice at Day Pitney LLP.

Item 7.01	Regulation FD Disclosure.
On March 20, 2026, the Company issued a press release announcing the matters described under Item 5.02 above. A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 7.01 by reference.
The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed to be “filed” for purposes of, or otherwise subject to the liabilities of, Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Aquestive Therapeutics, Inc. Press Release, dated March 20, 2026
104	Cover Page Interaction Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2026	Aquestive Therapeutics, Inc.

	By:	/s/ A. Ernest Toth, Jr
Name: A. Ernest Toth, Jr.
Title: Chief Financial Officer